Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO COMPLETES THE SALE OF LIDS SPORTS GROUP
TO FANZZLIDS HOLDINGS

NASHVILLE, Tenn., Feb. 4, 2019 -- Genesco Inc. (NYSE: GCO) announced today that the Company has completed the sale of its Lids Sports Group to FanzzLids Holdings for $101 million, which is still subject to working capital and other adjustments and does not include a tax benefit estimated at $30 million. FanzzLids Holdings is a holding company controlled and operated by affiliates of Ames Watson, LLC. The announcement follows the December 14, 2018 news release in which Genesco announced it had entered into a definitive agreement for the sale of this business.

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including the Company’s estimated tax benefit resulting from the sale of the Company’s Lids Sports Group, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.trask.com, and www.dockersshoes.com.  In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.